EXHIBIT 99.1
FOR IMMEDIATE RELEASE

National Western Life Announces 2009 Fourth Quarter and 2009 Earnings

Austin, Texas, March 12, 2010 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today fourth quarter 2009 consolidated net earnings of $12.7 million, or $3.59 per diluted Class A common share, compared with consolidated net earnings of $10.9 million, or $3.06 per diluted Class A common share, for the fourth quarter of 2008. For the year ended December 31, 2009, the Company reported consolidated net earnings of $45.5 million, or $12.87 per diluted Class A common share, compared with $33.6 million, or $9.48 per diluted Class A common share, a year ago. The Company’s book value per share was $307.24.

Net earnings for the quarter and year ended December 31, 2009 included after-tax investment losses of $29,000 and $3.4 million, or $0.01 and $0.95 per diluted Class A share, respectively. For the quarter and year ended December 31, 2008, the comparable after-tax investment losses were $2.8 million and $17.0 million, or $0.79 and $4.80 per diluted Class A share, respectively. Mr. Moody indicated that the Company’s modest investment losses in 2009 were a significant accomplishment in the current environment. “Clearly the financial economic meltdown and global credit crisis over the past couple of years have been daunting challenges for the life insurance industry which holds a majority of its investments in fixed-income securities. To emerge from this two-year period with after-tax losses totaling only $20 million on a portfolio in excess of $6 billion is a terrific achievement,” Mr. Moody stated.

Operating revenues, excluding realized investment gains (losses) and realized and unrealized gains (losses) on index options, totaled $131.8 million for the quarter ended December 31, 2009, compared to $128.2 million reported in the fourth quarter of 2008, while operating revenues for the year increased 5% to $528.2 million in 2009 from $503.0 million in 2008. Mr. Moody noted, “The success we had in minimizing investment losses and maintaining our strong capital position not only resulted in a rating upgrade from A.M. Best during 2009 but also translated into an increase of over 100% in annuity sales for the year from 2008 levels.” Mr. Moody observed that, absent previously reported provisions for litigation matters, the Company’s net earnings would have reflected an even greater increase over the prior year. “The 2009 results position National Western to head into 2010 on a strong financial foundation. I am excited about our future,” Mr. Moody added.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 11,800 contracted independent agents, brokers and consultants, and at December 31, 2009, maintained total assets of $7.5 billion, stockholders' equity of $1.1 billion, and life insurance in force of $18.7 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Revenues, excluding investment and index
options gains (losses)	$131,839	128,249	528,228	502,982
Realized and unrealized gains (losses) on
index options	21,579	(12,852)	45,345	(65,676)
Realized losses on investments	(45)	(4,297)	(5,167)	(26,228)
Total revenues	$153,373	111,100	568,406	411,078

Earnings:
Earnings from operations	$12,757	13,646	48,842	50,690
Net realized losses on investments	(29)	(2,793)	(3,358)	(17,048)
Net earnings	$12,728	10,853	45,484	33,642

Net earnings attributable to Class A Shares	$12,367	10,545	44,194	32,687

Basic Earnings Per Class A Share:
Earnings from operations	$3.62	3.87	13.85	14.38
Net realized losses on investments	(0.01)	(0.79)	(0.95)	(4.84)
Net earnings	$3.61	3.08	12.90	9.54

Basic Weighted Average Class A Shares	3,426	3,426	3,426	3,425

Diluted Earnings Per Class A Share:
Earnings from operations	$3.60	3.85	13.82	14.28
Net realized losses on investments	(0.01)	(0.79)	(0.95)	(4.80)
Net earnings	$3.59	3.06	12.87	9.48

Diluted Weighted Average Class A Shares	3,442	3,442	3,433	3,448

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com